Exhibit 99.1

PRESS RELEASE

PacWest Bancorp		American Perspective Bank
(NASDAQ: PACW)		(OTC BB: APBA)

Contact: Phone: Fax:	Matthew P. Wagner Chief Executive Officer PacWest Bancorp 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067 310-728-1020 310-201-0498	Mark Crawford President, CEO and Chief Credit Officer American Perspective Bank 4051 Broad Street Suite 140 San Luis Obispo, CA 93401 805-547-2855 805-547-2801

FOR IMMEDIATE RELEASE	April 30, 2012

PACIFIC WESTERN BANK SIGNS DEFINITIVE AGREEMENT TO ACQUIRE AMERICAN PERSPECTIVE BANK FOR $58.1 MILLION

— PacWest Bancorp to pay $13.00 per share of common stock of American Perspective Bank —

— American Perspective Bank Acquisition to Add $264 Million in Assets and 2 Branches and a Loan Production office for PacWest Bancorp in Central Coast Region —

Los Angeles and San Luis Obispo, California . . . PacWest Bancorp (Nasdaq: PACW) and American Perspective Bank (OTC BB: APBA) today announced that PacWest’s wholly owned subsidiary, Pacific Western Bank, had entered into a definitive agreement and plan of merger to acquire all of the outstanding common stock and restricted stock of American Perspective Bank for $58.1 million in cash, or $13.00 per share for each share of common stock of American Perspective Bank.  American Perspective Bank had $264 million in assets at March 31, 2012, two operating branches and a loan production office. Pacific Western Bank is a Los Angeles-based commercial bank with $5.4 billion in assets as of March 31, 2012 and 76 branches throughout California, including 12 in the Central Coast region.  Pacific Western Bank entered the Central Coast through its acquisition of Affinity Bank in August 2009, and increased its presence with its acquisition of Los Padres Bank in August 2010.

On April 10, 2012, American Perspective Bank previously announced it had entered into a definitive agreement to be acquired by Umpqua Bank, a wholly owned subsidiary of Umpqua Holdings Corp., for $44.7 million in cash, or $10.00 per share of American Perspective Bank common stock.  Subsequent to that announcement, PacWest Bancorp approached American Perspective Bank and its advisors with a significantly higher price to acquire the company.  Under the terms of its definitive agreement with Umpqua Bank, the board of directors of American Perspective Bank exercised its right to enter into discussions with PacWest.

Ultimately, the board determined that the $58.1 million offer from PacWest represented a significant premium to the offer presented by Umpqua Holdings and pursuant to its fiduciary duties and, as permitted under its agreement with Umpqua, entered into an agreement with PacWest and terminated its agreement with Umpqua.

Under the terms of its agreement with Umpqua, American Perspective Bank will pay to Umpqua a termination fee of $1.6 million, payable within 30 days of April 30, 2012, the date it terminated its agreement with Umpqua.

The board of directors of each company has approved this transaction.  The acquisition of American Perspective Bank by Pacific Western Bank is subject to customary conditions, including the approval of American Perspective Bank’s shareholders and bank regulatory authorities, and is expected to close in the third quarter of 2012.  Immediately following the completion of the acquisition, it is anticipated that American Perspective Bank will be merged with and into Pacific Western Bank.

Matt Wagner, CEO of PacWest Bancorp and Chairman and CEO of Pacific Western Bank, commented “American Perspective is a great geographic and strategic fit in our Central Coast region.  The addition of American Perspective’s San Luis Obispo and Santa Maria offices strengthens our presence in this important market, and its Paso Robles loan production office provides opportunity for expansion and additional organic growth in that region.  We look forward to welcoming the American Perspective customers to the PacWest family, and continuing the tradition of high quality banking and customer service to which they are accustomed.  We will work closely with American Perspective management to integrate the operation over the next several months in the manner least disruptive to the customers and the community.”

Vic Santoro, PacWest’s CFO, commented “American Perspective is a solid performing and well-managed organization.  For the first quarter of 2012 it earned $462 thousand, had a net interest margin of 4.16% and an efficiency ratio of 60.7%.  Its $185 million average loan portfolio yielded 6.13% and its interest bearing deposit cost was 0.92%, with total cost of deposits at 0.76%.  Our purchase price represents a multiple of 1.32 times American Perspective Bank’s tangible book value at March 31, 2012.  It is expected to be nicely accretive to our net earnings in 2013 and beyond.  American Perspective Bank’s solid credit quality and similar strategic focus will complement our franchise value.”

Mark Crawford, President, CEO and Chief Credit Officer of American Perspective Bank, said, “Pacific Western Bank is a strong, stable California bank with a meaningful presence in the Central Coast, including San Luis Obispo County.  They are a true relationship bank that knows the value of high quality customer service and community orientation.  Our customers and employees will benefit greatly from the merger of our two organizations.”

Tom Madden, Chairman of the American Perspective Bank Board of Directors commented, “In entering into this agreement with PacWest, the Board of American Perspective Bank has both obtained the highest value for our shareholders and also found an excellent partner for our customers and employees going forward.  PacWest’s existing presence in the Central Coast and their commitment to customers, employees and community, will continue the model we have established and present all of our constituents with greater choices going forward.  We are thrilled to join this institution.”

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $5.4 billion in assets as of March 31, 2012, with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 76 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located throughout California in Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara, San Diego, San Francisco, San Luis Obispo, San Mateo and Ventura Counties.  Through its subsidiaries, BFI Business Finance and Celtic Capital Corporation, and its divisions, First Community Financial and Pacific Western Equipment Finance, Pacific Western also provides working capital financing and equipment leasing to growing companies located throughout the United States, with a focus on the Southwestern U.S., primarily in Arizona, California, Utah and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

ABOUT AMERICAN PERSPECTIVE BANK

American Perspective Bank serves small-to- medium sized businesses and professionals through locations in San Luis Obispo, Santa Maria and Paso Robles. As of March 31, 2012, American Perspective Bank had approximately $264 million in assets. Additional information regarding American Perspective Bank is available on the Internet at www.americanperspectivebank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our loss-sharing arrangements from the Los Padres Bank and Affinity Bank acquisitions; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

American Perspective Bank and certain of its directors, executive officers and other members of management and employees may be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding American Perspective Bank’s directors and executive officers will be available in the proxy statement mailed to shareholders in connection with the transaction.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be mailed to shareholders in connection with the transaction.

Contact information:

PacWest Bancorp

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021

American Perspective Bank

Mark Crawford, President, CEO and Chief Credit Officer, (805) 547-2855